Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-127472 and 333-125419) on Form S-3 and (Nos. 333-115825 and 333-127474) on Form S-8 of Genworth Financial, Inc. of our reports dated February 23, 2006, with respect to the statement of financial position of Genworth Financial, Inc. as of December 31, 2005 and 2004, and the related statements of earnings, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Genworth Financial, Inc.

Our reports dated February 23, 2006 refer to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004.

/s/    KPMG LLP

Richmond, Virginia

February 27, 2006